FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. REPORTS THIRD QUARTER 2014 RESULTS
Growth in beverage alcohol and lower costs drive profit improvement for 3rd consecutive quarter

Quarterly Highlights

•	Income from operations improved $9.6 million compared to the year ago quarter

•	Net income grew $12.6 million compared to the year ago quarter

•	Selling, general and administrative expenses lower due to $1.8 million of proxy costs in the year ago quarter

•	Joint venture results improved $1.7 million compared to the year ago quarter

•	Gains from insurance recovery added $1.9 million to operating income; income tax benefit contributed $1.2 million to net income

ATCHISON, Kansas, November 12, 2014 - MGP Ingredients, Inc. (Nasdaq/MGPI) (the “Company”) today reported results for the third quarter ended September 30, 2014. Net sales were $77.5 million for the third quarter. The Company’s gross profit for the third quarter was $7.3 million, or 9.4 percent of net sales, compared to $0.8 million, or 1.0 percent of net sales in the prior year period. Third quarter income from operations was $3.6 million compared to a loss of $5.9 million a year ago. Net income was $6.2 million, or $0.34 per diluted share, compared to a net loss of $6.3 million, or $0.37 per diluted share, in the third quarter of the prior year.
“Our profit growth this quarter is a result of continued improvement in our distillery products segment, and reflects a favorable shift towards premium spirits,” said President and CEO, Gus Griffin.  “Ingredient solutions, while profitable, is not growing the way we would like.  We are confident that we have identified opportunities and the appropriate strategies to drive growth for this business.  Our quarterly results also benefited from a strong contribution from the ICP joint venture.”
For the first nine months of 2014 net sales were $237.1 million. Gross profit improved by $9.1 million, to 9.5 percent of net sales, compared to a year ago. Income from operations for year-to-date was $8.4 million compared to a loss of $4.1 million the same period a year ago. Net income of $16.1 million for the year-to-date period compared to a net loss of $4.6 million for the prior year-to-date period.
Distillery Products
Total distillery net sales for the third quarter were $63.7 million. Compared to a year ago, sales volumes for alcohol, excluding by-product volumes, increased 11.50 percent. While overall pricing was lower, price declines were less than the decrease in cost of goods sold, due to strong product pricing and a lessening of the historic correlation between product pricing and commodity prices. As a result, overall pre-tax operating income increased to $6.5 million from a loss of $1.6 million in the prior year.
Total distillery net sales for the nine months were $194.0 million. Compared to one year ago, sales volumes for alcohol, excluding by-product volumes, increased 20.2 percent. Overall pricing was lower, but the change was less than decreases in cost of goods led by decreases in the cost of corn, increasing pre-tax operating income margin to 9.3 percent from 2.9 percent. As a result, distillery segment pre-tax operating income for the year-to-date period was $18.0 million compared to pre-tax operating income of $5.8 million for the same period a year ago.

Ingredient Solutions
Total ingredient net sales for the third quarter were $13.8 million. Compared to one year ago, total sales volume grew 3.6 percent, with average selling price declining by 5.5 percent, in a market that saw our flour price decline 9.1 percent. Third quarter pre-tax operating income was $1.1 million compared to income of $1.3 million for the same quarter a year ago.

Total ingredient net sales for the first nine months were $43.0 million. Compared to one year ago, total sales volume grew 2.2 percent, with average selling price declining by 6.4 percent, during a period when our flour prices declined 11.3 percent. Pre-tax operating income for the year-to-date period was $2.8 million compared to income of $3.9 million for the same period a year ago.

Other Factors
Corporate selling, general and administrative expenses were $5.0 million for the quarter ended September 30, 2014, compared to $6.8 million for the quarter ended September 30, 2013. Corporate selling, general and administrative expenses were $15.2 million for the year-to-date period ended September 30, 2014 compared to $17.4 million in the year ago period. The decreases were primarily due to $1.8 million of proxy costs accrued in the quarter and year to date periods ended September 30, 2013.
Joint venture (including ICP) equity method investment earnings were $1.6 million for the quarter ended September 30, 2014, compared to a loss of $0.1 million for the quarter ended September 30, 2013. Joint venture (including ICP) equity method investment earnings were $7.3 million for the year-to-date period ended September 30, 2014, versus a loss of $1.0 million in the prior year to date period. The significant quarter-versus-quarter and period-versus-period increases in earnings were due to much improved margins in the production of chemical intermediates, fuel grade alcohol, and high quality food grade alcohol.
Third quarter income from operations included $1.9 million from an insurance recovery, net of losses and out-of-pocket expenses totaling $0.1 million, related to a claim for a fire at the Company’s Indiana distillery in early 2014. In addition, the Company evaluated the potential realization of its deferred income tax assets and concluded that $1.2 million of the existing valuation allowance on its deferred income tax assets was no longer required. Accordingly, an income tax benefit of $1.2 million was recorded for the quarter ended September 30, 2014. The impact for the year-to-date period ended September 30, 2014, was an income tax benefit of $1.0 million, net of $0.2 million of tax expense recorded prior to the third quarter.
About MGP Ingredients
MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade alcohol and formulates grain-based starches and proteins into nutritional and functional innovations for the consumer packaged goods industry. The Company is headquartered in Atchison, Kansas, where it has facilities for the production of distilled spirits and food ingredients. Distilled spirits are also produced at the Company’s facility in Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information.  All statements, other than statements of historical facts, included in this Quarterly Report on Form 10-Q regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements.  In addition, forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, Indiana plant, or at the Illinois Corn Processing, LLC ("ICP") facility,  (ii) the availability and cost of grain and flour and fluctuations in energy costs, (iii) the effectiveness of our corn purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the volatility in operating results of the ICP joint venture, (vii) ICP's revolving credit agreement with an affiliate of SEACOR Holdings Inc. (our greater than 9 percent equity owner and the parent company of ICP Holdings, LLC, who is our 70 percent joint venture partner in ICP), (viii) our limited influence over the ICP joint venture operating decisions, strategies or financial decisions (including investments, capital spending and distributions), (ix) our ability to source product from the ICP joint venture or unaffiliated third parties, (x) our ability to maintain compliance with all applicable loan agreement covenants, (xi) our ability to realize operating efficiencies, (xii) actions of governments, (xiii) and consumer tastes and preferences.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Item 1A. Risk Factors of the Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014.

For More Information
Investors & Analysts:
George Zagoudis, Investor Relations
913-360-5441 or george.zagoudis@mgpingredients.com
Media:
Shanae Randolph, Corporate Director of Communications
913-360-5442 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Sales	$83,966	$80,709	$254,451	$253,134
Less: excise taxes	6,451	538	17,373	7,164
Net sales	77,515	80,171	237,078	245,970
Cost of sales	70,204	79,356	214,658	232,645
Gross profit	7,311	815	22,420	13,325
Selling, general and administrative expenses	4,966	6,760	15,204	17,405
Insurance recoveries	(1,293)	—	(1,223)	—
Other operating costs and losses on sale of assets	1	1	1	59
Income (loss) from operations	3,637	(5,946)	8,438	(4,139)
Interest expense, net	(199)	(269)	(615)	(829)
Equity method investment earnings (loss)	1,621	(91)	7,287	(962)
Income (loss) from continuing operations before income taxes	5,059	(6,306)	15,110	(5,930)
Provision (benefit) for income taxes	(1,169)	19	(1,002)	44
Net income (loss) from continuing operations	6,228	(6,325)	16,112	(5,974)
Discontinued operations, net of tax	—	—	—	1,406
Net income (loss)	6,228	(6,325)	16,112	(4,568)
Other comprehensive income (loss), net of tax	(123)	(111)	202	(401)
Comprehensive income (loss)	$6,105	$(6,436)	$16,314	$(4,969)
Basic and diluted earnings (loss) per share
Net income (loss)	$0.34	$(0.37)	$0.89	$(0.27)
Weighted average shares outstanding – Basic	17,334,330	17,045,001	17,286,258	17,045,001
Weighted average shares outstanding – Diluted	17,334,559	17,045,001	17,286,258	17,045,001

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	September 30, 2014	December 31, 2013	(Dollars in thousands)	September 30, 2014	December 31, 2013
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$—	$2,857	Current maturities of long-term debt	$2,598	$1,557
Receivables	31,550	27,821	Accounts payable	14,101	23,107
Inventory	31,465	34,917	Accounts payable to affiliate, net	3,424	1,204
Prepaid expenses	1,435	848	Accrued expenses	7,987	8,282
Deferred income taxes	2,532	4,977	Total Current Liabilities	28,110	34,150
Refundable income taxes	225	466	Other Liabilities:
Total Current Assets	67,207	71,886	Long-term debt, less current maturities	8,329	3,611
			Revolving credit facility	5,736	18,000
Property and equipment	198,549	194,687	Deferred credit	4,259	3,925
Less accumulated depreciation and amortization	(133,337)	(124,443)	Accrued retirement, health and life insurance benefits	3,654	4,423
			Other noncurrent liabilities	706	640
Net Property, Plant			Deferred income taxes	1,318	4,977
and Equipment	65,212	70,244	Total Liabilities	52,112	69,726

Equity method investments	14,364	7,123	Stockholders’ equity	96,997	81,603
Other noncurrent assets	2,326	2,076
TOTAL ASSETS	$149,109	$151,329	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$149,109	$151,329

Capital Structure
Net Investment in:			Financed By:
Working capital	$39,097	$37,736	Long-term debt*	$14,065	$21,611
Property, plant and equipment	65,212	70,244	Deferred liabilities	9,937	13,965
Other noncurrent assets	16,690	9,199	Stockholders’ equity	96,997	81,603
Total	$120,999	$117,179	Total	$120,999	$117,179

*Excludes short-term portion.  Short-term portion is included within working capital.